Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-276916

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 7, 2024)

Ford Motor Credit Company LLC

EXPLANATORY NOTE

Ford Motor Credit Company LLC is making this filing pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended (the “Securities Act”), as a supplement to its prospectus supplement dated March 18, 2025 to the prospectus dated February 7, 2024 (the “Original Filing”), solely for the purpose of clarifying the date on which the Floating Interest Rate will be determined for the initial Interest Period with respect to the $350,000,000 Floating Rate Notes due March 20, 2028.

The second sentence of the fourth paragraph under the heading “The Floating Rate Notes” on page S-8 of the Original Filing is amended and replaced with the following:

The Floating Interest Rate for the initial Interest Period will be based on Compounded SOFR determined on June 17, 2025 (which is two U.S. Government Securities Business Days prior to the first Floating Rate Interest Payment Date).

Except as described above, no changes have been made to the Original Filing, and this filing does not modify, amend or update any of the other information contained in the Original Filing. This prospectus supplement should be read in conjunction with the Original Filing.

Prospectus Supplement dated April 1, 2025